UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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E. I. du Pont de Nemours and Company
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DuPont Colleagues,

Today we have taken some key steps forward to advance the transformation of DuPont.

Just a short while ago, we announced {hyperlink} the appointment of Edward D. Breen and James L. Gallogly to DuPont’s Board of Directors. As former CEOs of major corporations who are broadly recognized for their outstanding track records, Ed and Jim bring decades of highly relevant experience to an already distinguished and active Board of Directors. Ed is the Chairman of Tyco International, where he served as CEO from 2002 to 2012. Jim recently retired as Chairman and CEO of LyondellBasell Industries.

The appointments of Ed and Jim have been made in anticipation of two current DuPont directors, Curtis J. Crawford and Richard H. Brown, transitioning from the DuPont Board to the Board of Chemours upon completion of its separation from DuPont. We thank Curt and Dick for their years of service and many contributions to DuPont’s Board. Both Curt and Dick have been great colleagues and strong forces for progress at DuPont. We know they will serve the Chemours Board with distinction.

Also visible in the news today will be a recent development in our engagement with Trian Fund Management, which has nominated its own candidates to stand for election to our Board at the Company’s 2015 Annual Meeting. After identifying Mr. Breen and Mr. Gallogly as potential nominees to the Board, we reviewed all of Trian’s proposed nominees and sought to reach a constructive resolution. The Board concluded that, based on qualifications, there was one Trian nominee it would consider as a potential additional Board member, provided Trian would agree to withdraw its slate and support DuPont’s nominees.

However, Trian has refused to consider any proposal that did not include Mr. Peltz himself joining the DuPont Board.

There will likely be continuing media coverage of this latest development and about Trian and its viewpoints on DuPont. It is essential that despite the environment, we all stay fully focused on our core values, our customers, and on building our business and strengthening our organization. As I have said before, the best thing any of us can do to ensure the right future for our Company and ourselves is to deliver strong performance.

It is a critical and exciting time for DuPont, as we transform the company for the future. I look forward to working with our new directors, the rest of our Board, and with all of you, to advance DuPont’s next era of growth. Thank you, once again, for everything you have done, and for all you will do, to contribute to our success.

Ellen

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting.  DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s proxy statement, dated March 14, 2014, for its 2014 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the 2014 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.